Exhibit 99.1

Press Release For Immediate Release	Contact: Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Announces New Board Member

Ontario, CA, August 24, 2015 – Earlier today, CVB Financial Corp. (NASDAQ: CVBF) announced the appointment of Kristina M. Leslie as a Board Member. She was also named a Director of Citizens Business Bank, the wholly-owned banking subsidiary of CVB Financial Corp.

“With her versatile experience in Board leadership, strategic planning and financial management, Kris makes for an excellent addition to the CVB Financial Corp. Board of Directors,” said Raymond V. O’Brien III, Chairman of CVB Financial Corp. “We look forward to the leadership, vision, and guidance that Kris will provide for the future of our company.”

Ms. Leslie began her career at Paramount Communications in New York, serving in a variety of financial management roles, including treasury, investor relations and strategic planning. Following the acquisition of Paramount by Viacom, Ms. Leslie served as Director of Financial Planning for Viacom with responsibility for financial and strategic planning for Paramount Pictures, Madison Square Garden and the publisher, Simon and Schuster. In 1996, Ms. Leslie relocated to California to join DreamWorks, then in its infancy, as Head of Strategic Planning and Corporate Finance, where she oversaw financial planning, strategic partnerships and all investor and banking relationships. She became Chief Financial Officer of DreamWorks in 2003 and led the $840 million initial public offering of DreamWorks Animation in 2004. She continued to serve as DreamWorks’ CFO until her retirement in 2007.

Today, Ms. Leslie serves as a director on the boards of three entities, two of which are publicly traded. She is a Director and Chairman of the Audit Committee of Orbitz Worldwide, and Chairman of the Board of Pico Holdings, a holding company whose principal assets are real estate and water rights. Additionally, Ms. Leslie is a Director of Blue Shield of California, serving on its Audit Committee, Finance and Investment Committee and Quality Improvement Committee.

Ms. Leslie earned her Bachelor of Arts Degree in Economics from Bucknell University and her Master of Business Administration Degree in Finance from Columbia University.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of approximately $7.7 billion. Citizens Business Bank serves 43 cities with 40 Business Financial Centers, seven Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.